Exhibit 10.1

INVESTOR SERVICES AGREEMENT

This INVESTOR Services Agreement (“Agreement”) is made as of August 14, 2012 by and between FSP INVESTMENTS LLC, a Massachusetts limited liability company (“FSPI”), and FSP 303 EAST WACKER DRIVE CORP., a Delaware corporation intended to qualify under the Internal Revenue Code of 1986, as amended, as a real estate investment trust (the “REIT”).

WHEREAS, FSPI is a member of the Financial Industry Regulatory Authority (FINRA) and the Securities Investor Protection Corporation (SIPC).

WHEREAS, the REIT desires to engage FSPI to provide the services described in this Agreement.

WHEREAS, FSPI is willing to provide the services described in this Agreement to the REIT.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.     Engagement of FSPI. The REIT hereby engages FSPI to provide the services set forth herein. FSPI hereby accepts such engagement and agrees to perform its obligations hereunder, all as more fully set forth herein.

2.     Services to be provided by FSPI. FSPI shall have the authority, subject in each case to the terms and limitations of this Agreement, to exercise the following powers on behalf of the REIT:

(a)     to provide investor services to the holders of preferred stock in the REIT, including without limitation, (i) changes of address, (ii) processing the payment of dividends and changes in dividend payment information, (iii) the distribution of Forms 1099, (iv) the distribution of tax basis information, (v) the distribution of REIT demand letters, (vi) the distribution of quarterly and special communications regarding dividend and/or property updates, (vii) the distribution and/or internet posting of audited financial statements, (viii) responding to requests for information on the REIT and (ix) the provision of such other investor services that are customary and reasonable under the circumstances.

(b)     FSPI shall, as requested by the REIT, render appropriate accountings of any dividend payments that it processes on behalf of the REIT. FSPI shall maintain, and make available for inspection and copying by the REIT, appropriate records of all of FSPI’s activities hereunder on behalf of the REIT.

(c)     In exercising the powers set forth in Section 2, FSPI may conduct business with vendors, service providers, consultants, accountants, correspondents, lenders, borrowers, servicers, technical advisers, attorneys, brokers, corporate fiduciaries, escrow agents, depositories, custodians, agents for collection, insurers, insurance agents, banks, and persons acting in any other capacity deemed by FSPI to be necessary or desirable in furtherance of FSPI’s business with respect to the REIT.

(d)     To perform its duties under this Agreement, FSPI at all times shall utilize a staff of adequately trained personnel, the cost of which is to be borne by FSPI. It is understood and agreed that the officers, directors and employees of FSPI and its affiliates and its parent corporation may serve as officers and directors of the REIT.

(e)     FSPI shall provide such other advice and services and perform or supervise such functions as may be pertinent to and consistent with the objectives of the REIT, as reasonably requested by the REIT from time to time.

3.     Conflicts. The REIT agrees that, except as expressly provided herein, FSPI, its parent corporation and each of their affiliates and subsidiaries may engage in other activities and other businesses, including but not limited to the rendering of advice and services and the making and management of investments on their own behalf and on behalf of others, and the pursuit of such activities and businesses shall not be deemed wrongful or improper.

4.     Fees; Reimbursements. On or before the fifth (5th) business day of each calendar month, the REIT shall pay FSPI an investor services fee equal to five hundred dollars ($500.00) per month in consideration of performing the services hereunder. In addition, within thirty (30) days of any written request by FSPI, the REIT shall pay the out-of-pocket expenses incurred by FSPI in performing the services hereunder on behalf of the REIT, including without limitation, all bank account fees, check stock, postage, overnight delivery charges and expenses connected with the provision of investor services and the payment of dividends to holders of the securities of the REIT. In no event shall the REIT be liable for the employment expenses of the personnel employed by FSPI in rendering the services hereunder or for overhead expenses of FSPI.

5.     Indemnification. None of FSPI, its officers, members or employees shall be liable to any REIT or the stockholders of the REIT, except by reason of acts constituting bad faith, willful misfeasance, gross negligence or reckless disregard of their duties. FSPI may consult with legal counsel (which may be the regular counsel of FSPI or other counsel), independent public accountants or other professional advisors and, notwithstanding anything to the contrary herein, shall not be liable for any action taken or omitted in good faith by it in accordance with the advice of such counsel, accountants or advisor.

2

6.     Termination.

     6.1     Term. This Agreement shall continue in effect from month to month, unless sooner terminated pursuant to Sections 6.2 or 6.3.

     6.2     Termination by Either Party Without Cause. Either party hereto may terminate this Agreement without cause at any time, upon at least thirty (30) days written notice, effective at the end of the notice period. Any such termination shall be without penalty or any other payment.

     6.3     Termination for Cause by Either Party for Cause. At the option of either party, this Agreement shall terminate immediately upon written notice thereof given to the other party if any of the following events shall happen:

(a)     If either party shall violate any provision of this Agreement and, after notice of such violation, shall not cure such default within 30 days;

(b)     If (i) either party shall be adjudged a bankrupt or insolvent by a court of competent jurisdiction, or (ii) an order shall be made by a court of competent jurisdiction (A) for the appointment of a receiver, liquidator or trustee of either party or of all or substantially all of its property by reason of the foregoing, or (B) approving any petition filed against either party for its reorganization, and such adjudication or order shall remain in force or unstayed for a period of 30 days; or

(c)     If either party shall (i) institute proceedings for voluntary bankruptcy, (ii) file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for the relief of debtors, (iii) consent to the appointment of a receiver of itself or of all or substantially all of its property, (iv) make a general assignment for the benefit of its creditors, or (v) admit in writing its inability to pay its debts generally as they become due.

     The parties agree that if any of the events specified in Subsections 6.3(b) or 6.3(c) of this Section shall happen, it will give written notice thereof to the other party within seven days after the happening of such event.

     In the event of a termination pursuant to Subsections 6.3(a), 6.3(b) or 6.3(c), the party triggering such termination shall be liable to the other party for damages at law and at equity, subject to terms and provisions of this Agreement.

6.4     Effect of Termination. From and after the effective date of termination of this Agreement, FSPI shall not be entitled to remuneration for further services hereunder. FSPI shall forthwith upon such termination:

(a)     Pay over to the REIT all money collected and held for the account of the REIT pursuant to this Agreement, after deducting any reimbursement for its expenses to which it is then entitled hereunder;

3

(b)     Deliver to the REIT a full accounting, including a statement showing all payments collected by it and all money held by it, covering the period following the date of the last accounting furnished to the REIT; and

(c)     Deliver to the REIT all property and documents related to the REIT then in the custody of FSPI.

7.     Amendments. This Agreement shall not be modified or amended except by an instrument in writing signed by all of the parties hereto as of the date of effectiveness of such modification or amendment.

8.     Assignment. FSPI may not assign this Agreement without the prior written consent of the REIT, which consent may be given or withheld in the sole discretion of the REIT. This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment without the consent of the REIT. The parties acknowledge that this Agreement constitutes a personal services contract of the type contemplated by Section 365(c)(1) of the Federal Bankruptcy Act and, as such, may not be assumed or assigned by a trustee in bankruptcy.

9.     No Partnership. The parties hereto are not, and shall not be deemed to be, partners or joint venturers with each other.

10.     Notice. Any notice, report or other communication required or permitted to be given hereunder shall be in writing and shall be given: (a) by delivery in person to an officer of the party to whom it is addressed or (b) by mailing, by registered or certified mail or by deposit with a nationally recognized overnight delivery service, to the party to whom it is addressed, if to the REIT, at the address furnished to FSPI, and if to FSPI, at the following address:

          FSP Investments LLC

          401 Edgewater Place, Suite 200

          Wakefield, Massachusetts 01880

          Attention: Director of Investor Services

Any party, by notice aforesaid, may designate a different address or addresses for notices, reports, or other communications intended for it.

11.     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Massachusetts.

4

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FSPI:	FSP INVESTMENTS LLC

	By:/	/s/ Barbara J. Fournier
Barbara J. Fournier
Chief Operating Officer

REIT:	FSP 303 EAST WACKER DRIVE CORP.

	By:	/s/ Barbara J. Fournier
Barbara J. Fournier
Chief Operating Officer

5